Exhibit 2
ARTICLES OF MERGER

Pursuant to the Arkansas Business Corporation Act, Simmons First National Corporation does hereby file the following Articles of Merger concerning the merger of Alliance Bancorporation, Inc. with and into Simmons First National Corporation:

FIRST:	The name of the surviving corporation is

SIMMONS FIRST NATIONAL CORPORATION.

SECOND:	The Agreement and Plan of Merger is attached hereto as Exhibit “A”.

THIRD:	The approval of the shareholders of Simmons First National Corporation was not required pursuant to A.C.A. §4-27-1103.

FOURTH:	Alliance Bancorporation, Inc. had outstanding 30,107 shares of common stock on the record date, February 5, 2004.

FIFTH:

The number of shares of Alliance Bancorporation, Inc. which were voted for the merger was 29,842, the number of shares which were voted against the merger was -0- and the number of shares which abstained was -0-.

SIXTH:	The merger shall be effective at 6:01 P.M. on March 19, 2004.

SEVENTH:	These Articles of Merger do not contain any amendment to the Articles of Incorporation of Simmons First National Corporation.

IN WITNESS WHEREOF, the duly authorized officers of the parties to the merger have set their hands this 19th day of March, 2004.

SIMMONS FIRST NATIONAL CORPORATION

By                 /s/ J. Thomas May

J. Thomas May, Chairman, President and
Chief Executive Officer ALLIANCE BANCORPORATION, INC. By /s/ David Bartlett David Bartlett, President and Chief Executive Officer

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), is made as of the 8th day of October, 2003, by and between Simmons First National Corporation, an Arkansas corporation (“SFNC”) and Alliance Bancorporation, Inc., an Arkansas corporation (“ABI”).

ARTICLE I
RECITALS

Section 1.01 SFNC. SFNC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Pine Bluff, Arkansas. SFNC is registered as a financial holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). As of the date hereof, SFNC has 30,000,000 authorized shares of Class A common stock, par value $1.00 per share (“SFNC Stock”), of which 14,103,472 were outstanding as of June 30, 2003. No shares of the other classes of SFNC’s authorized capital stock are outstanding.

Section 1.02 ABI. ABI has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Hot Springs, Arkansas. ABI is registered as a bank holding company with the FRB under the BHC Act. As of the date hereof, ABI has 100,000 authorized shares of common stock, par value $10.00 per share (“ABI Stock”), of which 28,414 shares were outstanding as of June 30, 2003. The parties anticipate that the number of shares of ABI Stock outstanding at closing will equal 30,107, the sum of the number of shares outstanding on June 30, 2003 (28,414) plus the number of ABI Option Shares (1,693). The number of shares outstanding shall be certified by ABI at the Closing and such certified number of shares outstanding shall be used for all purposes of this Agreement and the transactions contemplated hereunder. No other class of capital stock being authorized.

Section 1.03 Alliance Bank. Alliance Bank has been duly incorporated and is a validly existing banking association in good standing under the laws of the State of Arkansas, with its principal executive offices located in Hot Springs, Arkansas. As of the date hereof, Alliance Bank has 100,000 authorized shares of common stock, par value $10.00 per share, of which 18,663 shares are outstanding as of June 30, 2003, no other class of capital stock being authorized. All of the outstanding shares of stock of Alliance Bank are owned by ABI.

Section 1.04 Compensatory Stock Options. (a) SFNC has reserved 875,000 shares of SFNC Stock (“SFNC Option Shares”) for issuance pursuant to the terms of the stock option grants under the stock option plans of SFNC (“SFNC Option Plans”), of which options for 721,500 shares have been granted to various executive officers of SFNC and its subsidiaries and are currently outstanding.

(b) ABI has reserved 1,866 shares of ABI Stock (“ABI Option Shares”) for issuance upon the exercise of stock option grants pursuant to the terms of the Alliance Bank of Hot Springs Employee Incentive Stock Option Plan (“ABI Option Plan”), of which options for 1,693 shares have been granted to various executive officers of ABI and its subsidiaries and are currently outstanding. No additional options will be granted under ABI Option Plan.

Section 1.05 Rights; Voting Debt. Except for (i) the SFNC Option Plans, (ii) ABI Option Plans, and (iii) the transactions contemplated under this Agreement, neither SFNC nor ABI has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, “Rights”). Neither ABI nor SFNC nor any of their respective subsidiaries have any bonds, debentures, notes or other indebtedness issued and outstanding, having the right to vote, or convertible into securities having the right to vote, on any matters on which shareholders may vote (“Voting Debt”).

Section 1.06 Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to ABI, be deemed to be with respect to ABI and its wholly owned subsidiary, Alliance Bank, taken as a whole and as to SFNC shall be deemed to be with respect to SFNC and its subsidiaries, taken as a whole.

Section 1.07 Merger. The Board of Directors of SFNC and the Board of Directors of ABI have each determined that it is desirable and in the best interests of the corporations and their respective shareholders that ABI merge with and into SFNC (“Merger”) on the terms and subject to the conditions set forth in this Agreement.

In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, SFNC and ABI adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE II
MERGER

Section 2.01 Merger. On the Effective Date, as defined in Section 8.01, ABI will merge with and into SFNC, with SFNC being the surviving corporation (“Surviving Corporation”), pursuant to the provisions of, and with the effects provided in, the Arkansas Business Corporation Act (“ABCA”). At the Effective Time, the articles of incorporation and bylaws of SFNC, as the Surviving Corporation, shall be the articles of incorporation and bylaws of SFNC in effect immediately prior to the Effective Time; the directors and officers of SFNC shall be the directors and officers of the Surviving Corporation; SFNC shall continue to possess all of the rights, privileges and franchises possessed by it and shall become vested with and possess all rights, privileges and franchises possessed by ABI; and SFNC shall be responsible for all of the liabilities and obligations of ABI in the same manner as if SFNC had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with SFNC or ABI.

Section 2.02 Conversion of Securities. At the Effective Time, by virtue of the Merger:

(a) Subject to the other provisions of this Section 2.02, each share of ABI Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, as defined in Section 2.05) shall be converted into (1) the right to receive 18.1021 shares of SFNC Stock (“Default Per Share Stock Allocation”) and $379.978 in cash, without interest (“Default Per Share Cash Allocation”), (2) the right to receive in cash a sum equal to $379.978 plus the product of 18.1021 times the SFNC Average Stock Price, as defined in 2.02(g), without interest (“Optional Per Share Cash Amount”), (3) the right to receive a number of shares of SFNC Stock equal to the Optional Per Share Cash Amount divided by the SFNC Average Stock Price, as defined below, (“Exchange Ratio”) or (4) the right to receive a combination of shares of SFNC Stock and cash as elected, subject to Section 2.02(d), Section 2.02(e) or Section 2.02(f) provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of SFNC Stock or ABI Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Default Per Share Stock Allocation and the Default Per Share Cash Allocation shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. No adjustment of the Default Per Share Stock Allocation or the Default Per Share Cash Allocation shall occur by reason of issuance of any SFNC Option Shares under the SFNC Option Plans. All outstanding ABI Option Shares shall be exercised prior to the Effective Time. All shares of ABI Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.03(b)). The holders of certificates previously evidencing shares of ABI Stock, outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such shares of ABI Stock except as otherwise provided herein or by law. Such certificates previously evidencing shares of ABI Stock shall be exchanged for (1) certificates evidencing whole shares of SFNC Stock issued in consideration therefor, (2) cash, or a combination of SFNC Stock and cash, in each case in accordance with the election and allocation procedures of this Section 2.02 and upon the surrender of such certificates in accordance with the provisions of Section 2.03, without interest. No fractional shares of SFNC Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.03.

(b) The number of shares of ABI Stock to be converted into the right to receive cash, in the aggregate amount of $11,440,000.00 (subject to reduction in the amount of $379.978 for each Dissenting Share, as defined in Section 2.05) (“Net Cash Consideration”), pursuant to the Merger shall equal 14,752 or 49% of the ABI Stock outstanding immediately prior to the Effective Time, subject to reduction for Dissenting Shares. The number of shares of ABI Stock to be converted into the right to receive 545,000 shares of SFNC Stock (subject to reduction in the amount of 18.1021 shares for each Dissenting Share) (“Net Stock Consideration”) in the Merger shall equal 15,355, or 51% of the ABI stock outstanding immediately prior to the Effective Time, subject to reduction for Dissenting Shares.

(c) At the Effective Time, each record holder of shares of ABI Stock will be entitled to receive for each share of ABI Stock owned, the Default Per Share Stock Allocation, 18.1021 shares of SFNC Stock and the Default Per Share Cash Allocation, $379.978 in cash, without interest (“Default Election”), without any further action by such holder. Alternatively, subject to the allocation and election procedures set forth in this Section 2.02, immediately prior to the Effective Time each record holder of shares of ABI Stock will be entitled to make an optional election: (1) to receive cash (“Optional Cash Election”), for all of such shares, (2) to receive SFNC Stock (“Optional Stock Election”) for all of such shares, or (3) to make an Optional Stock Election for a specified percentage of such shares (other than 51%) and to make an Optional Cash Election for the balance of such shares. All such elections shall be made on a form designed for that purpose (“Form of Election”). Any record holder which does not make a timely optional election shall be deemed to have made a Default Election. Holders of record of shares of ABI Stock who hold such shares as nominees, trustees or in other representative capacities (“Representative”) may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers the shares of ABI Stock held by the Representative for a particular beneficial owner. Notwithstanding the number of shares for which Optional Cash Elections and Optional Stock Elections are made, the aggregate amount of cash to be paid as consideration pursuant to the Merger shall be $11,440,000 (plus cash paid in lieu of fractional shares) and the aggregate number of shares of SFNC Stock issued shall equal 545,000 (reduced by fractional shares redeemed for cash).

(d) If the number of shares covered by Optional Cash Elections (“Optional Cash Election Shares”) multiplied by the Optional Per Share Cash Amount (“Optional Cash Election Amount”) exceeds the sum of the Net Cash Consideration reduced by the product of the Default Per Share Cash Allocation multiplied by the number shares for which a Default Election is made or deemed to be made (“Net Available Cash Consideration”), the Optional Cash Election Shares shall be converted into the right to receive cash and SFNC Stock in the following manner:

Each of the Optional Cash Election Shares shall be converted into the right to receive (i) cash in an amount equal to the quotient of the Net Available Cash Consideration divided by the Optional Cash Election Shares, and (ii) shares of SFNC Stock, equal to the quotient of (x) the difference between the Optional Cash Election Amount and the Net Available Cash Consideration divided by (y) the product the Optional Cash Election Shares multiplied by the SFNC Average Stock Price.

(e) If the number of shares covered by Optional Stock Elections (“Optional Stock Election Shares”) multiplied by the Exchange Ratio (“Optional Stock Election Amount”) exceeds the sum of the Net Stock Consideration reduced by the product of the Default Per Share Stock Allocation multiplied by the number shares for which a Default Election is made or deemed to be made (“Net Available Stock Consideration”), the Optional Stock Election Shares shall be converted into the right to receive SFNC Stock and cash in the following manner:

Each of the Optional Stock Election Shares shall be converted into the right to receive (i) a number of shares of SFNC Stock, equal to the quotient of the Net Available Stock Consideration divided by the Optional Stock Election Shares, and (ii) cash in an amount, a equal to the product of (x) the difference between the Optional Stock Election Amount and the Net Available Stock Consideration and (y) a fraction, the numerator of which equals the SFNC Average Stock Price and the denominator of which equals the Optional Stock Election Shares.

(f) In the event that Section 2.02(d) above is not applicable, all Optional Cash Election Shares shall be converted into the right to receive cash. In the event that Section 2.02(e) above is not applicable, all Optional Stock Election Shares shall be converted into the right to receive shares of SFNC Stock.

(g) The ”SFNC Average Stock Price “shall be the average (arithmetic mean) of the closing price per share of SFNC Stock reported by the NASD during the period of ten (10) trading days on which one or more trades actually occurs, ending immediately prior to the fifth trading day preceding the Effective Date.

(h) Optional elections shall be made by holders of ABI Stock by mailing to ABI or the Transfer Agent, as defined in Section 2.03(a) below, the Form of Election delivered to the ABI shareholders with the Prospectus/Proxy Statement for the Merger. To be effective, a Form of Election must be properly completed, signed and submitted by the shareholder (or by an appropriate trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. (“NASD”) to ABI or the Transfer Agent not later than seven (7) days following the date of the ABI shareholders meeting at which the Merger is approved (“Election Deadline”). Upon receipt of any Form of Election by ABI, it shall immediately forward same to the Transfer Agent. SFNC will have the discretion, which it may delegate in whole or in part to the Transfer Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked, and to disregard immaterial defects in Forms of Election. The decision of SFNC, or the Transfer Agent, in such matters shall be conclusive and binding. Neither SFNC nor the Transfer Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Transfer Agent. The Transfer Agent shall also make all computations contemplated by this Section 2.02 and all such computations shall be conclusive and binding on the holders of ABI Stock.

(i) For the purposes hereof, a holder of ABI Stock who does not submit a Form of Election which is received by the Transfer Agent prior to the Election Deadline shall be deemed to have made a Default Election. If SFNC or the Transfer Agent shall determine that any purported Optional Cash Election or Optional Stock Election was not properly made, such purported election shall be deemed to be of no force and effect and the shareholder making such purported election shall for purposes hereof, be deemed to have made a Default Election.

(j) SFNC and ABI shall mail the Form of Election with the Prospectus/Proxy Statement to all holders of ABI Stock on or after the record date for the ABI shareholders meeting and make the Form of Election available to all persons who become holders of ABI Stock subsequent to such day and no later than the close of business on the business day prior to the Election Deadline. All elections may be revoked until the Election Deadline.

(k) Each share of ABI Stock held in the treasury of ABI and each share of ABI Stock owned by any direct or indirect wholly owned subsidiary of ABI immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                    Section 2.03 Exchange of Certificates. (a) Promptly after consummation of the Merger, SFNC shall deposit, or shall cause to be deposited, with Simmons First Trust Company, N.A. (“Transfer Agent”), for the benefit of the holders of shares of ABI Stock, for exchange in accordance with this Article II, through the Transfer Agent, (i) certificates evidencing such 545,000 shares of SFNC Stock, (ii) cash in the amount of $11,440,000.00 and (iii) cash in the amount of $5,000.00 (“Fractional Share Fund”). In the event the initial sum deposited into the fractional Share Fund is insufficient to satisfy all payments required to be paid from such fund, then SFNC shall immediately deposit funds to remedy such deficiency.

(b) Promptly after the Effective Time, SFNC will instruct the Transfer Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of ABI Stock (other than Dissenting Shares) (“Certificates”), (1) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Transfer Agent and shall be in such form and have such other provisions as SFNC may reasonably specify) and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFNC Stock, cash or a combination thereof. Upon surrender of a Certificate for cancellation to the Transfer Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of SFNC Stock which such holder has the right to receive in respect of the shares of ABI Stock formerly evidenced by such Certificate in accordance with Section 2.02, (B) cash in an amount which such holder has the right to receive in respect of the shares of ABI Stock formerly evidenced by such Certificate in accordance with Section 2.02, (C) cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.02, and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.03(c), (the shares of SFNC Stock, dividends, distributions and cash described in clauses (A), (B), (C) and (D) being collectively, the “Merger Consideration”) and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of ABI Stock which is not registered in the transfer records of ABI, a certificate evidencing the proper number of shares of SFNC Stock may be issued and cash paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of ABI Stock is presented to the Transfer Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.03, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

(c) No dividends or other distributions declared or made after the Effective Time with respect to SFNC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SFNC Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be delivered and paid to the holder of the certificates (1) certificates evidencing whole shares of SFNC Stock issued in exchange therefor, (2) the cash portion of the Merger Consideration payable to such holder, including the amount of any cash payable with respect to a fractional share of SFNC Stock to which such holder is entitled pursuant to Section 2.03(b) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SFNC Stock, and (3) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of SFNC Stock. No interest shall be paid on the Merger Consideration.

(d) All shares of SFNC Stock issued and cash paid in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of ABI Stock.

(e) Any portion of the Fractional Share Fund which remains undistributed to the holders of ABI Stock on the date six months following the Effective Time shall be delivered to SFNC, upon demand, and any holders of ABI Stock who have not theretofore complied with this Article II shall thereafter look directly to SFNC for the Merger Consideration to which they are entitled.

(f) SFNC shall not be liable to any holder of shares of ABI Stock for any Merger Consideration, whether shares of SFNC Stock, cash or dividends or distributions with respect to SFNC Stock, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) SFNC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of ABI Stock such amounts as SFNC is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SFNC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of ABI Stock in respect of which such deduction and withholding was made by SFNC.

Section 2.04 Stock Transfer Books. At the Effective Time, the stock transfer books of ABI shall be closed and there shall be no further registration of transfers of shares of ABI Stock thereafter on the records of ABI. On or after the Effective Time, any certificates presented to the Transfer Agent or SFNC for any reason shall be converted into the Merger Consideration.

Section 2.05 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of ABI Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the “Dissenting Shares”) in accordance with Section 10 of the Arkansas Business Corporation Act (A.C.A. 4-27-1301 et seq.) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the fair value of such shares of ABI Stock held by them in accordance with the provisions of such statute, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to judicial determination of the value of the shares of ABI Stock under such statute shall have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, as if such shares of ABI Stock, upon surrender, in the manner provided in Section 2.03, of the certificate or certificates that formerly evidenced such shares of ABI Stock.

Section 2.06 Lost ABI Stock Certificates. In the event any Certificate for ABI Stock shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by SFNC of appropriate and customary indemnification, SFNC will issue in exchange for such lost, stolen or destroyed Certificate, a certificate of shares of SFNC Stock and the cash payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

Section 2.07 Options and Rights. Other than the options described in Section 1.04(b) above granted pursuant to the ABI Option Plan, there are no options or rights granted by ABI to purchase shares of ABI Stock, which are outstanding and unexercised and there are no outstanding securities issued by ABI, or any other party, convertible into ABI Stock.

ARTICLE III
ACTIONS PENDING MERGER

Section 3.01 Required Actions Pending Merger. ABI hereby covenants and agrees with SFNC that prior to the Effective Time, unless the prior written consent of SFNC shall have been obtained, and except as otherwise contemplated herein, ABI will and will cause each of its subsidiaries to:

(a) upon the direction of SFNC, give all required notices, make all necessary amendments and cause its Board of Directors to adopt a resolution merging the Alliance Bank 401(k) Plan with and into the Simmons First National Corporation 401(k) Plan contingent upon the consummation of the Merger to be effective on or immediately following the Effective Date, and upon terms which at least maintain and protect the accrued rights and participation of all ABI employees as of the Effective Date, to pay any and all termination, early withdrawal penalties or similar fees with respect to the termination of the plan and take all reasonable steps to preclude SFNC from having any liability to or under the plan, other than liabilities which arise from its actions related to the merger of the plans;

(b) use reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees, except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with ABI’s existing employment procedures;

(c) use reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

(d) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

(e) perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business; and

(f) give SFNC notice of all meetings of the board of directors of the board of directors of ABI and each of its subsidiaries, allow SFNC to have a non-voting representative at each such meeting, provided, however, such representative shall be subject to exclusion from any portion of any such meeting during any discussion or action concerning the Merger or to the extent that ABI’s legal counsel advises the ABI directors that permitting SFNC’s presence would constitute a breach of their fiduciary duties, and provide SFNC with all written materials and communications provided to the directors in connection with such meetings.

Section 3.02 Prohibited Actions Pending Merger. Except as specifically contemplated by this Agreement, from the date hereof until the earlier of the termination of the Agreement or the Effective Time, ABI shall not do, and ABI will cause each of its subsidiaries not to do, without the prior written consent of SFNC, any of the following:

(a) make, declare or pay any dividend on ABI Stock, other than dividends consistent with historic practices or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any share of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of ABI’s capital stock (other than shares of ABI stock issued upon exercise of options previously granted under the ABI Option Plan) or the capital stock of any subsidiary, or any options (including options under the ABI Option Plans), calls or commitments relating to its capital stock or the capital stock of any subsidiary, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any of its subsidiaries;

(b) hire any additional staff, except for personnel hired at an hourly rate to fill vacancies or for seasonal part time staff, in accordance with past practices;

(c) enter into or permit any subsidiary to enter into any employment contracts with, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with the past practice or existing plans;

(d) except as directed by SFNC consistent with the terms of this Agreement, enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

                    (e) except as contemplated by Section 5.01(l), substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its articles of incorporation or by-laws;

(f) except in the ordinary course of business, acquire any assets or business or take any other action, that considered as a whole is material to ABI on a consolidated basis;

(g) acquire any investment securities (other than U.S. Treasury Securities, Arkansas municipal securities, or U.S. Agency securities which are traditional fixed rate debt securities);

(h) except in their fiduciary capacities, purchase any shares of SFNC Stock;

(i) except as contemplated by Section 5.01(l), change any method of accounting in effect at December 31, 2002, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2002, except as may be required by law or generally accepted accounting principles;

(j) knowingly take any action which would or is reasonably likely to (1) adversely affect the ability of either of SFNC or ABI to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (2) adversely affect ABI’s ability to perform its covenants and agreements under this Agreement; or (3) result in any of the conditions to the Merger set forth herein not being satisfied;

(k) unless and except in accordance with Alliances Bank’s loan policies, as in effect on the date hereof, make any single new loan or series of loans, to one borrower or a related group of borrowers in an aggregate amount greater than $150,000.00;

(l) sell or dispose of any real estate or other assets having a value in excess of $75,000.00, other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to ABI or its subsidiaries; or

(m) directly or indirectly agree to take any of the foregoing actions.

Section 3.03 Conduct of ABI to Date. Except as contemplated by this Agreement or as disclosed in ABI’s Disclosure Letter (as hereafter defined) delivered to SFNC contemporaneously with the execution and delivery of this Agreement, from and after December 31, 2002 through the date of this Agreement:

(a) ABI and Alliance Bank have carried on their respective businesses in the ordinary and usual course consistent with past practices,

(b) neither ABI nor Alliance Bank have issued or sold any capital stock (other than stock issued upon the exercise of options issued under the ABI Option Plan) or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of ABI or Alliance Bank,

(c) ABI has not declared, set aside, or paid any cash or stock dividend or distribution in respect of its capital stock,

(d) neither ABI nor Alliance Bank incurred any material obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or in conjunction with this Agreement, or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties,

(e) neither ABI nor Alliance Bank has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business,

(f) neither ABI nor Alliance Bank has, since December 31, 2002, sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business,

(g) neither ABI nor Alliance Bank increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases, in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any employee benefit plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing,

(h) neither ABI nor Alliance Bank has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other similar or dissimilar casualty or event or otherwise, whether or not covered by insurance,

(i) except as disclosed to SFNC in the Disclosure Letter, neither ABI nor Alliance Bank has canceled or compromised any debt to an extent exceeding $50,000.00 owed to it or any of its subsidiaries or any claim to an extent exceeding $50,000.00 asserted by ABI or any of its subsidiaries,

(j) neither ABI nor Alliance Bank has entered into any transaction, contract, or commitment outside the ordinary course of its business,

(k) neither ABI nor Alliance Bank has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights,

(l) there has not been any change in the method of accounting or accounting practices of ABI or any of its subsidiaries, and

(m) ABI and Alliance Bank have kept all records substantially in accordance with its record retention policy and has not received any comment, notice or criticism by any bank regulatory agency which would lead a reasonable person to believe that such policy is not substantially in compliance with regulatory and statutory requirements and customary industry standards and have retained such records for the periods required by its policy.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties. Except as disclosed by ABI or SFNC, as appropriate in their respective Disclosure Letters (the “Disclosure Letter”) to be delivered to each other contemporaneously with the execution and delivery of this Agreement, SFNC, for itself and its subsidiaries, to the extent applicable to such subsidiaries, represent and warrant to ABI, and, ABI, for itself and Alliance Bank, to the extent applicable to Alliance Bank, represent and warrant to SFNC, that:

(a) The facts set forth in Article I of this Agreement with respect to it are true and correct.

(b) All of the outstanding shares of capital stock of it and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable, and are subject to no preemptive rights.

(c) Each of it and its subsidiaries has the power and authority, and is duly qualified in all jurisdictions, except for such qualifications the absence of which will not have a Material Adverse Effect, as hereinafter defined, where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

(d) the shares of capital stock of each of its subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock.

(e) The Board of Directors of each SFNC and ABI have, by all appropriate action, approved this Agreement and the Merger. Subject, in the case of ABI, to the receipt of approval of its shareholders and, subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f) The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (1) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default is reasonably likely to have a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations hereunder and to consummate the transactions contemplated hereby (“Material Adverse Effect”), or enable any person to enjoin any of the transactions contemplated hereby or (2) a breach or violation of, or a default under, the articles of incorporation or by-laws of it or any of its subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section 6.01(b) and (c) and the approval of the shareholders of ABI referred to in Section 4.01(e) and any consents and approvals the absence of which will not have a Material Adverse Effect.

(g) In the case of SFNC, as of their respective dates, neither its Annual Report on form 10-K for the fiscal year ended December 31, 2002, nor any other document filed subsequent to December 31, 2002 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), each in the form, including exhibits, filed with the SEC, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 2000, 2001 and 2002, (collectively, the “SFNC Reports”), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SFNC Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into the SFNC Reports, including any related notes and schedules, fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein, subject, in the case of unaudited interim statements or reports to normal year-end audit adjustments that are not material in amount or effect, in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the SFNC Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in the SFNC Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices.

(h) In the case of ABI, its audited financial statements for the fiscal year ended December 31, 2002 (“ABI Audited Financial Statements”), including the related notes and schedules, fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings or equivalent statements in the ABI Audited Financial Statements, including any related notes and schedules, fairly present the results of operations and retained earnings, as the case may be, of the entity or entities to which it relates for the periods set forth therein in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. In the case of Alliance Bank, its Statements of Condition filed with the state and federal bank agencies during 2002 and 2003 were prepared in material compliance with the instructions therefor and are not known by ABI management to contain any material errors or misstatements. In the case of ABI and its subsidiaries, the unaudited monthly financial reports prepared subsequent to June 30, 2003 fairly present the results of operations and the financial conditions of the entity or entities to which it relates, except that the financial reports do not contain any and all footnotes required by Generally Accepted Accounting Principles and are subject to normal year-end adjustments that are not material in amount or effect. It has no material obligations or liabilities, contingent or otherwise, not disclosed in the ABI Audited Financial Statements or any subsequent unaudited monthly financial interim of Alliance Bank or ABI, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition was adequate in the judgment of ABI’s management, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices to absorb reasonably expected losses in the loan portfolio of Alliance Bank.

(i) Since December 31, 2002, in the case of SFNC and ABI, there has been no material adverse change in the financial condition of either SFNC and its subsidiaries, taken as a whole, or ABI and its subsidiaries, taken as a whole.

(j) All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

(k) (1) No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in its reasonable judgment is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and (2) neither it nor any of its subsidiaries is subject to cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (“Bank Regulators”), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar understanding.

(l) Except for this Agreement, and arrangements made in the ordinary course of business, neither ABI nor Alliance Bank is bound by any material contract, as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K, to be performed after the date hereof that has not been disclosed to SFNC.

(m) All employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), that cover any of its or its subsidiaries’ employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA (“pension plan”), or with respect to any single-employer plan (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no pension plan had an accumulated funding deficiency, as defined in Section 302 of ERISA (whether or not waived), as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each pension plan exceeds the present value of the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, under such pension plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such pension plan as of the date hereof; no notice of a reportable event, as defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any pension plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to a multiemployer plan, as defined in Section 3(37) of ERISA, on or after September 26, 1980; and it and its subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

(n) Each of it and its subsidiaries has good title to its properties and assets, other than property as to which it is lessee, free and clear of any liens, security interests, claims, charges, options or other encumbrances not set forth in the Reports, except such defects in title which would not, in the aggregate, have a Material Adverse Effect and in the case of ABI substantially all of the buildings and equipment in regular use by ABI and each of its subsidiaries have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

                    (o) It knows of no reason why the regulatory approvals referred to in Sections 6.01(b) and (c) should not be obtained without the imposition of any condition of the type referred to in the proviso following Sections 6.01(b) and (c).

(p) It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened.

(q) In the case of SFNC, the shares of SFNC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

(r) Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

(s) Except for the retention of DD&F Consulting Group, Inc. by ABI, neither ABI nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(t) The information to be supplied by it for inclusion in (1) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended (“Securities Act”), with the SEC by SFNC for the purpose of, among other things, registering or obtaining an exemption from registration for, the SFNC Stock to be issued to the shareholders of ABI in the Merger (“Registration Statement”), or (2) the proxy statement to be distributed in connection with ABI’s meeting of its shareholders to vote upon this Agreement, as amended or supplemented from time to time (“Proxy Statement”), and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, (“Proxy Statement/Prospectus”) will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of stockholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(u) For purposes of this section, the following terms shall have the indicated meaning:

“Environmental Law” means any federal, state or local laws statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., all comparable state and local laws, and (2) any common law, including without limitation common law that may impose strict liability, that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

“Loan Portfolio Properties and Other Properties Owned” means those properties owned or operated by SFNC or ABI or any of their subsidiaries.

(1) To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

(2) To the best knowledge of it and its subsidiaries, none of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

(3) To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Loan Portfolio Properties and Other Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect.

(v) ABI does not and is not required to file reports pursuant to the Exchange Act.

(w) It and its subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than satisfactory, and has received no material criticism from regulators with respect to discriminatory lending practices.

(x) In the case of SFNC, its present intention is to continue to operate Alliance Bank as a separate bank under the name “Simmons First Bank of Hot Springs”. However, SFNC may, if it so determines to be in its best business interest at such time, cause the bank to combine or merge with another financial institution or otherwise modify the status of the bank as a separate entity.

Section 4.02 Representations and Warranties of ABI. Except as disclosed in writing in the Disclosure Letter, ABI, for itself and Alliance Bank, to the extent applicable to Alliance Bank, to the best of their knowledge, represent and warrant to SFNC, that none of ABI’s executive management, consisting of David Bartlett, President and Chief Executive Officer, Ronnie Twyford, Senior Vice President and Steve Trusty, Senior Vice President, knows of any circumstances, events, commitments, instruments or facts that are known to be misrepresented or intentionally omitted from any instrument, file, or other record of ABI or any of its subsidiaries, with respect to loans to borrowers which are payable to ABI or any of its subsidiaries either directly or as a participant and, to the best knowledge of it and its subsidiaries and except for such imperfections in documentation which when considered as a whole would not have a Material Adverse Effect on the business, operations or financial condition of any of ABI or Alliance Bank:

(a) All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(b) The amounts represented to SFNC as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, and are not subject to any offsets, credits, deductions or counterclaims;

(c) The collateral securing each loan as referenced in the loan file or a loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by ABI or Alliance Bank to secure each loan;

(d) ABI or its subsidiaries have possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors;

(e) ABI or its subsidiaries hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record;

(f) Each lien or security interest of ABI or its subsidiaries in the collateral held for each loan is properly perfected in the priority described as being held by ABI or its subsidiaries in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files;

(g) ABI and its subsidiaries are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

(h) All guaranties granted to ABI or its subsidiaries to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether in a proceeding in equity or at law; and

(i) With respect to any loans in which ABI or any of its subsidiaries have sold participation interests to another bank or financial institution, none of the buyers of such participation interests are in default under any participation agreements.

ARTICLE V
COVENANTS

Section 5.01 Covenants. SFNC hereby covenants with and to ABI, and ABI hereby covenants with and to SFNC, that:

(a) It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest reasonable date and cooperate fully with the other party hereto to that end;

(b) In the case of ABI, it shall (1) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable; (2) in each case subject to the fiduciary duties of its directors, recommend as a Board by a majority vote to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (3) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law (except, in the case of SFNC, for state securities laws and “Blue Sky” permits which are covered by Section 5.01(e)); and (4) cooperate and consult with SFNC with respect to each of the foregoing matters;

                    (c) SFNC will file a Registration Statement on form S-4 for the shares to be issued pursuant to the Merger and use its best efforts to have the Registration Statement declared effective. ABI and SFNC will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

(d) SFNC will advise ABI, promptly after SFNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of SFNC Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

(e) In the case of SFNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or Blue Sky permits and approvals required to carry out the transactions contemplated by this Agreement;

(f) Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

(g) It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates, (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

(h) (1) Upon reasonable notice, it shall, and shall cause each of its subsidiaries to, afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party’s ”Representatives”) access, during normal business hours, to all of its and its subsidiaries’ properties, books, contracts, commitments and records; it shall enable the other party’s Representatives to discuss its business affairs, condition, financial and otherwise, assets and liabilities with such third persons, including, without limitation, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall, and it shall cause each of its subsidiaries to, furnish promptly to the other party hereto (a) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 2002, and (b) all other information concerning its business properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (h) or pursuant to that certain Confidentiality Agreement, dated July 11, 2003, between ABI and SFNC, shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto; (2) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of SFNC, ABI or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (3) it will not use any information obtained pursuant to this Paragraph (h) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (h) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof,

(i) It shall notify the other party hereto as promptly as practicable of (1) any material breach of any of its warranties, representations or agreements contained herein and (2) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that could have a Material Adverse Effect,

(j) It shall cooperate and use its best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies, including, in the case of SFNC, submission of applications for approval of this Agreement and the transactions contemplated herein to the FRB in accordance with the provisions of the BHC Act, to the Arkansas State Bank Department (“ASBD”) and to any other regulatory agencies as required by law,

(k) It shall (1) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (2) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party informed of the status of matters relating to completion of the transactions contemplated herein;

(l) Prior to the Effective Date and contingent on the consummation of the Merger, ABI shall, consistent with generally accepted accounting principles, cause Alliance Bank to modify and change its loan, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves and other pertinent accounting entries, so as to be applied consistently on a mutually satisfactory basis with those of SFNC; provided, however, that no such action pursuant to this subsection (l) need be taken unless and until SFNC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and no such accrual or other adjustment made by ABI pursuant to the provisions of this subsection (l) shall constitute an acknowledgment by ABI or create any implication for any purpose, that such accrual or other adjustment was necessary for any purpose other than to comply with the provisions of this subsection (l);

(m) From and after the Effective Date, SFNC shall cause its subsidiaries, including Alliance Bank, to offer to all persons who were employees of ABI or Alliance Bank, as reflected in the payroll records of such institutions, (except certain senior executive officers which have requested to be excluded from certain retirement plans) immediately prior to the Effective Date and who become employees of SFNC or any of its subsidiaries, including those who remain as employees of Alliance Bank immediately following the Effective Date (except certain senior executive officers which have requested to be excluded from certain benefit plans), the right to participate in the employee benefits of SFNC and its subsidiaries (including but not limited to the Simmons First National Corporation Employee Stock Ownership Plan, Simmons First National Corporation 401(k) Plan, and such other benefits as are set forth in the Simmons First National Corporation Personnel Policy Manual) on the same terms as the employees of the other subsidiaries of SFNC. To the extent permitted by such plans and policies and SFNC’s prior administration of such plans and policies, (1) prior service of employees of ABI and its subsidiaries will be credited for purposes of eligibility to participate, vesting, and benefit accrual under such plans and policies and (2) any waiting periods or exclusions pre-existing conditions shall be waived; and

(n) In the event the transactions contemplated by this Agreement are not consummated, SFNC agrees that for a period of eighteen (18) months from and after September 12, 2003, it will not, directly or indirectly, either personally or by or through its agent, on behalf of itself or on behalf of any other entity, association or individual, hire, solicit or seek to hire any employee of ABI or any Subsidiary of ABI or any individual who was an employee of ABI or such Subsidiary on September 12, 2003, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with ABI or its Subsidiary; provided that the foregoing restriction shall not apply to any person who seeks employment from SFNC after his or her employment with ABI has been terminated, whether voluntarily or involuntarily. For the purposes of this subsection, the term ”Subsidiary” shall mean any other entity whose shares of stock or other securities having a majority of the general voting power in electing the Board of Directors or equivalent governing body of such entity are, at the time as of which any determination is being made, owned by ABI, either directly or indirectly through one or more other entities constituting Subsidiaries.

(o) In the case of SFNC, it will evaluate with ABI management, the staffing needs of Alliance Bank after the Effective Date. If any positions at Alliance Bank are eliminated, SFNC will give the affected employees an opportunity to transfer to other available positions at Alliance Bank or other SFNC affiliates. Any such displaced employee which cannot be otherwise accommodated with continued employment will be eligible for the existing SFNC severance program.

(p) Alliance Bank has entered into Executive Deferred Compensation Agreements, Executive Agreements under an Executive Supplemental Retirement Plan and Life Insurance Endorsement Method Split Dollar Plan Agreements with David Bartlett, Ronnie Twyford and Steve Trusty, each dated September 25, 2001. Unless such agreements are terminated prior to the Effective Date, SFNC will acknowledge the existence of such agreements, will consent to Alliance Bank continuing such agreements for the aforesaid officers and will agree to not permit Alliance Bank to take any action adversely affecting such agreements, without the consent of the officer so affected.

ARTICLE VI
CONDITIONS TO CONSUMMATION

Section 6.01 Mutual Conditions. The respective obligations of SFNC and ABI to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

(a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of ABI in accordance with applicable law;

(b) The procurement by SFNC of approval of this Agreement and the transactions contemplated hereby by the FRB and the ASBD and the expiration of any statutory waiting periods without adverse action being taken;

(c) Procurement of all other regulatory consents and approvals, including, without limitation, any required consents or approvals from the Federal Deposit Insurance Corporation or United States Treasury, Office of the Comptroller of the Currency which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent described in Sections 6.01(b) and (c) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that SFNC or ABI would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

(d) The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

(e) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

(f) No statute, rule, regulation, order, injunction or decree shall have been enacted entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger; and

(g) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or an exemption from registration shall be effective.

(h) Quattlebaum, Grooms, Tull & Burrow PLLC shall have delivered its opinion to SFNC and ABI, dated as of the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that SFNC and ABI will each be a party to that reorganization. In rendering such opinion, counsel may require and rely upon representations and covenants contained in certificates of officers of SFNC, ABI and others. SFNC and ABI will cooperate with each other and counsel in executing and delivering to counsel customary representations letters in connection with such opinion.

(i) ABI shall cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to SFNC as soon as practicable after the date hereof, but in no event after the date of the ABI shareholders meeting called to approve the Merger, a letter agreement satisfactory to SFNC providing, among other matters, that such person will not sell, pledge (other than the continuation of existing pledges), transfer or otherwise dispose of any shares of ABI Stock held by such affiliate or the shares of SFNC Stock to be received by such affiliate in the Merger in the case of shares of SFNC Stock only, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

Section 6.02 Additional Conditions for SFNC. The obligation of SFNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a) SFNC shall have received an opinion, dated the Effective Date, of ABI’s counsel in the form and to the effect customarily received in transactions of this type;

(b) Each of the representations, warranties and covenants herein of ABI shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and SFNC shall have received a certificate signed by the Chief Executive Officer and the Treasurer of ABI, dated the Effective Date, to such effect;

(c) Phase I environmental audits of all real property owned by ABI or any of its subsidiaries shall have been conducted at SFNC’s expense and shall, to SFNC’s satisfaction, reflect no material problems under Environmental Laws;

(d) SFNC shall have received all state securities laws and Blue Sky permits and other authorizations necessary to consummate the transactions contemplated hereby;

(e) No litigation or proceeding is pending which (1) has been brought against SFNC or ABI or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (2) in the reasonable judgment of the Board of Directors of SFNC is likely to have a Material Adverse Effect on ABI or SFNC;

Section 6.03 Additional Conditions for ABI. The obligation of ABI to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a) ABI shall have received an opinion, dated the Effective Date, of SFNC’s counsel in the form and to the effect customarily received in transactions of this type;

(b) Each of the representations, warranties and covenants contained herein of SFNC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date,

or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and ABI shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of SFNC, dated the Effective Date, to such effect;

(c) No litigation or proceeding is pending which (1) has been brought against SFNC or ABI or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (2) in the reasonable judgment of the Board of Directors of ABI is likely to have a Material Adverse Effect on ABI or SFNC;

Section 6.04 Effect of Required Adjustments. Any effect on ABI as a result of action taken by ABI pursuant to Sections 3.01(a), 3.01(b) and 5.01(l) shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of ABI and for purposes of determining whether any conditions are satisfied.

ARTICLE VII
TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after the approval by the stockholders of ABI:

(a) By the mutual consent of SFNC and ABI, by action of their respective boards of directors;

(b) By SFNC or ABI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of ABI to approve this Agreement at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party hereto;

(c) By SFNC or ABI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by April 30, 2004, unless the failure to so consummate by such time is due to the breach of this Agreement by the party seeking to terminate;

(d) By SFNC or ABI, in the event Quattlebaum, Grooms, Tull & Burrow PLLC notifies the parties that it will be unable to give the opinion described in Section 6.01(h).

Section 7.02 Effect of Termination. In the event of the termination of this Agreement by either SFNC or ABI, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained herein.

ARTICLE VIII
EFFECTIVE DATE AND EFFECTIVE TIME

Section 8.01 Effective Date and Effective Time. On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, Articles of Merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such Articles of Merger, herein called the “Effective Date”. The “Effective Time” of the Merger shall be 6:01 P.M. in the State of Arkansas on the Effective Date, or such other time on the Effective Date as may be agreed by the parties.

ARTICLE IX
OTHER MATTERS

Section 9.01 Survival. Except as hereinafter provided, the representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive the Effective Date or, after the Effective Date be the basis for any action by any party, except as to any matter which is based upon willful fraud by a party with respect to which the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. If this Agreement shall be terminated, the agreements of the parties in Sections 5.01(h)(3), 5.01(n), 7.02, 9.05 and 9.06 shall survive such termination.

Section 9.02 Amendment; Modification; Waiver. Prior to the Effective Date, any provision of this Agreement may be waived by the party benefited by the provision or by both parties or amended or modified at any time, including the structure of the transaction by an agreement in writing between the parties hereto approved by their respective Boards of Directors, to the extent allowed by law, except that, after the vote by the shareholders of ABI, Section 2.02 shall not be amended or revised.

Section 9.03 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

Section 9.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

Section 9.05 Expenses. Whether or not the merger is consummated, all costs and expenses incurred in connection with this Agreement and the merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except to the extent specifically stated otherwise in this Agreement.

Section 9.06 Disclosure. Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

Section 9.07 Notices. All notices, acknowledgments, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto:

If to ABI and

Alliance Bank, to:	ALLIANCE BANCORPORATION, INC.
Attn: David Bartlett

P. O. Box 22000

Hot Springs, Arkansas 71903

Telecopy: (501) 318-1015

With Copies to:	Michael S. McCrary, P.A.

The Farrar Firm

First National Bank Building, Third Floor

135 Section Line Road, Box 5

Hot Springs National Park, Arkansas 71913

Telecopy: (501) 525-3933

and

McAfee & Taft A professional Corporation

Attn: C. Bruce Crum

Tenth Floor, Two Leadership Square

211 North Robinson

Oklahoma City, OK 73102

Telecopy: (405) 235-0439

If to SFNC, to:	SIMMONS FIRST NATIONAL CORPORATION
J. Thomas May, Chairman & CEO P. O. Box 7009 Pine Bluff, Arkansas 71611-7009 Telecopy: (870) 850-2605 27

With a Copy to:	QUATTLEBAUM, GROOMS, TULL & BURROW PLLC

ATTN: Patrick A. Burrow

111 Center St., Suite 1900

Little Rock, Arkansas 72201

Telecopy: (501) 379-1701

Section 9.08 No Third Party Beneficiaries. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.09 Entire Agreement. This Agreement and that certain Confidentiality Agreement dated July 11, 2003 between ABI and SFNC represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

Section 9.10 Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

Section 9.11 No Interference with Legal or Fiduciary Duty. Nothing herein is intended to prohibit, restrict, or interfere with, any action by any director, officer, or employee that is reasonably believed by such person to be required by law or fiduciary duty, and no person shall have liability under this agreement for any action taken in good faith belief that it is required by law or fiduciary duty.

ARTICLE X
EXPENSES, INDEMNIFICATION, INSURANCE

Section 10.01 Indemnification. In the event the Merger is consummated, SFNC shall indemnify and hold harmless each present and former director and officer of ABI and of Alliance Bank against any cost or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation arising out of or pertaining to matters related to this Agreement and/or to the merger. SFNC shall advance expenses as incurred provided the person to whom expenses are advanced provides a satisfactory undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Section 10.02 D&O Insurance. Directors and officers liability insurance for acts and omissions occurring prior to the Effective Date will be continued through existing policies or provided by SFNC through its blanket policy in an amount not less than the coverage provided by ABI prior to the consummation of the Merger. Coverage for acts and omissions occurring after the Effective Date, will be provided to directors and officers of Alliance Bank on the same basis as provided to the other subsidiary banks of SFNC.

[Signatures appear on the following page]
29

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By    /s/ J. Thomas May

J. Thomas May, Chairman, President &

Chief Executive Officer

ALLIANCE BANCORPORATION, INC.

By    /s/ David Bartlett

David Bartlett, President and

Chief Executive Officer